Exhibit 10.1

March 9, 2004

Mr. Robert Cotter
Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, NY 10604

Dear Bob:

     This letter supplements the letter dated June 27, 2000 from Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) to you which sets forth the terms of your employment with the Company. The letter was subsequently modified on February 16, 2002.

     As previously announced, the Company has commenced a search for a new Chief Executive Officer (“CEO”). The new CEO is expected to be hired in 2004. In order to encourage you to remain with the Company during and after the CEO search, in addition to the salary and bonuses payable to you in accordance with the Employment Letter, the Company will pay to you a retention bonus of $2,000,000 (the “Bonus”) on the third anniversary of the date the new CEO commences employment with the Company, so long as you continue to be employed by the Company on that date.

     In the event that the Company terminates your employment for any reason other than “cause” (as defined in the Employment Letter), in addition to the payments and benefits provided in such circumstances under the Employment Agreement, you will be paid the Bonus on the date of termination and all then unvested and outstanding stock options and restricted stock granted to you under any of the Company’s benefit plans shall become vested as of the date of termination.

     Except as modified by this letter, the Employment Letter remains in full force and effect.

     By signing and returning this letter, you confirm that this letter accurately sets forth the understanding between you and the Company and that you accept and agree to the terms as outlined.

Very truly yours,

Barry S. Sternlicht

ACCEPTED AND AGREED TO: